QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

2005 Annual Incentive Plan Summary

        The Partnership's Annual Incentive Compensation Plan ("Plan") was adopted by its general partner in 2002 in order to improve overall performance of the Partnership by motivating its employees to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in attracting and retaining key employees. All employees of the Partnership's managing general partner and its affiliates are eligible for participation in the Plan. Pursuant to the terms of the Plan, performance measures and targets are to be established on an annual basis for determining the bonus amounts to be paid in accordance with the Plan. The Board of Directors has, for calendar year 2005, established performance categories, including business unit and total company financial objectives, operational performance criteria, and personal productivity goals. In addition, a threshold has been established below which no incentive for the Financial Objectives component will be paid. The 2005 program payout will be based on combinations of the following components, depending on salary grade level:

        Financial Objectives:    60%—70% of award

        Operational Integrity & Safety:    15%—30% of award

        Personal Productivity Goals:    0%—25% of award

        Threshold, target and maximum Financial Objectives have been established for each group of employees (grouped by salary grade).

        Financial Objectives are based on a combination of business unit distributable cash flow objectives and total company distributable cash flow per limited partner unit. Payments at the various performance levels are based on a percentage of employees' eligible earnings. Eligible earnings include regular base pay earnings for the period in which an employee is a participant in the Plan.

        If target financial performance is achieved, 50% of the maximum payout attributable to the Financial Objectives component is eligible to be paid under the Plan. If maximum financial performance is achieved, 100% of the maximum payout attributable to the Financial Objectives component is eligible to be paid. If threshold financial performance is achieved, 25% of the maximum payout attributable to the Financial Objectives component is eligible to be paid. If financial performance falls below the threshold objective, no payment is made for the financial component of the Plan. The calculated payout percentage for performance between threshold and target, or between target and maximum, will be prorated.

        The Board of Directors may, at its discretion, adjust the award based on quantitative factors by plus or minus 20%. All employees begin participation in the Plan on the first day of employment in the Plan year. To be eligible to receive an award, an employee must be employed during the Plan year, including the last day of the Plan year. Exceptions to this requirement will be made where a participant's employment is terminated as a result of retirement or death, or the participant becomes eligible for long-term disability after the first day of the Plan year. Such employees will be eligible for a prorated award based on the portion of the year worked prior to the employment termination event.

QuickLinks

2005 Annual Incentive Plan Summary